Exhibit 99.1

301 S. Tippecanoe Avenue San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909)733-5287
PRESS RELEASE
For Immediate Release
Thursday, December 17, 2009
STATER BROS. ANNOUNCES RECORD SALES FOR FISCAL 2009
SAN BERNARDINO, CALIFORNIA. — December 17, 2009: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 27, 2009.
Sales for the 2009 fiscal year were $3.77 billion, an increase of 0.7% when compared to sales of $3.74 billion for the 2008 fiscal year. Sales for the fourth quarter of fiscal 2009 were $947.2 million compared to $940.2 million for the fourth quarter of 2008. Like store sales for fiscal 2009 and for the fourth quarter were comparable to like periods in fiscal 2008.
The Company reported net income of $34.8 million for the 2009 fiscal year compared to $40.6 million in the 2008 fiscal year. The results for the fourth quarters of fiscal 2009 and fiscal 2008 were net income of $5.0 million and $7.2 million, respectively.
Brown said, “Our economy continues to hamper growth and has had a negative effect on the family budgets of our “Valued Customers”. We continue to focus on the values we can pass on to our “Valued Customers” so they get the most out of their shopping dollars while providing a friendly and satisfying experience on each and every one of their visits to our Supermarkets. We remain committed to controlling costs as we weather the effect of these economic times.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 73 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/28/08	09/27/09	09/28/08	09/27/09
Sales	$940,195	$947,150	$3,741,254	$3,766,040

Gross profit	248,252	245,132	998,180	1,002,036

Operating expenses:
Selling, general and administrative expenses	208,994	206,599	829,697	827,192
Depreciation and amortization	13,918	13,478	52,987	53,536

Total operating expenses	222,912	220,077	882,684	880,728

Operating profit	25,340	25,055	115,496	121,308

Interest income	760	55	5,735	471
Interest expense	(14,557)	(16,881)	(57,464)	(68,252)
Other income, net	24	16	2,863	723

Income before income taxes	11,567	8,245	66,630	54,250

Income taxes	4,398	3,280	26,000	19,481

Net income	$7,169	$4,965	$40,630	$34,769

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/28/08	09/27/09
Assets
Current assets
Cash and cash equivalents	$144,942	$196,914
Restricted cash	5,621	3,121
Receivables, net	44,834	40,720
Inventories	230,218	212,856
Assets held for sale	95,174	90,459
Other	36,825	39,439

Total current assets	557,614	583,509

Property and equipment, net	660,063	671,493

Deferred debt issuance costs, net	14,478	11,276
Other	44,720	48,457

Total assets	$1,276,875	$1,314,735

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$154,283	$153,083
Liabilities held for sale	16,509	5,634
Accrued expenses and other liabilities	136,199	132,931
Current portion of capital lease obligations	1,149	1,336

Total current liabilities	308,140	292,984

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	5,104	3,768
Other long-term liabilities	113,125	144,228

Total stockholder’s equity	40,506	63,755

Total liabilities and stockholder’s equity	$1,276,875	$1,314,735